Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee(4)
Ordinary shares, NIS 0.01 par value per share	34,500,000	3,198.15
Representative’s warrants	-	-
Ordinary shares issuable upon exercise of representative’s warrants(5)	2,328,750	215.88
Total	$36,828,750.00	$3,414.03

(1)	This registration statement also includes an indeterminate number of ordinary shares that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	Includes the offering price of additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(5)	Represents warrants to purchase a number of ordinary shares equal to 5% of ordinary shares sold in this offering at an exercise price equal to 125% of the public offering price per share.